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EXHIBIT 4.3

         THIS AGREEMENT is made by and between Genius Products, Inc. ("Client") located at 11250 El Camino Real, Suite 100, San Diego, California and Chris DeMoulin Associates, Inc. ("Consultant"), located at 751 St. Katherine Drive, La Canada, California.

         In consideration of the mutual covenants and promises contained in this Agreement as set forth below, the Client and the Consultant agree as follows:

         SECTION 1. DESCRIPTION OF WORK. The services provided by the Consultant shall be provided on an as-needed basis. The Client shall have sole discretion to determine the need for continuing these services. The Client shall have sole discretion to establish the minimum qualifications necessary for the performance of any service rendered by the Consultant under this Agreement.

The Consultant shall perform such services as may be requested by the Client, including:

         o Provide direction to licensing strategy for Baby Genius products, including oversight of existing and future efforts by Global Icons, the Client's licensing agent for Baby Genius. This will include: sub-category licensing strategies, evaluation and selection of new licensees, and management of existing licensees.

         o Develop integrated retail plans for Client's licensing efforts. This will include: contact and work with key retailers and licensees, set key meetings and strategies, direct process of retail sales, merchandising and promotion proposals to retailers.

         o Where possible, create opportunities to sell Baby Genius direct product (CD's and videos) into new sales channels or accounts.

The Consultant will determine the method, details, and means of performing the services.

         SECTION 2. COMPENSATION. The Client agrees to pay the Consultant for services provided under this Agreement as follows: $4,000.00 worth of shares of free trading common stock of Genius Products, Inc. per month, payable prior to the 10th day of each month. The price/share of the stock is to be determined by the average daily closing price of GNPI over the 20 trading days of the prior month.

         In addition, the Client agrees to pay the Consultant 3% of gross licensing revenue for the calendar year 2002. Payment will be quarterly, payable within 30 days after the close of each quarterly accounting period, but not later than 75 days after the close of each quarter. Payment will be in cash or shares of free trading common stock of Genius Products, Inc. at the sole discretion of the Client. If paid in stock, the stock price/share will be based on the average closing price and maximum price/share calculations as described above, computed quarterly.


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         Should Consultant's efforts result in sales of Baby Genius direct product (CD's or videos) into any new sales channels or accounts, Client agrees to pay Consultant a sales commission of 5% of net sales (wholesale sales less standard returns) on those sales, and on subsequent sales to that new customer for at least the next two sales quarters.

         SECTION 3. RELATIONSHIP OF THE PARTIES. The Consultant shall be deemed independent not an employee, partner, agent, or joint venturer of the Client. Consistent with the foregoing, the Client shall not deduct withholding taxes, social security taxes, or any other taxes required to be deducted by an employer. Further, the Consultant shall not be entitled to any fringe benefits, pension, retirement, profit sharing or any other benefits accruing to the Client's employees.

         SECTION 4. TERM OF EMPLOYMENT. This Agreement will become effective on November 1, 2001, and will continue for a period of six months.

         SECTION 5. RESPONSIBILITIES OF THE CONSULTANT. The Consultant agrees to devote a minimum of 35 hours per month to performance of the above-described services. The Consultant may represent, perform services for, and be employed by such additional clients, persons, or companies as the Consultant, in the Consultant's sole discretion, shall determine. The Consultant will supply all tools, supplies, and instrumentalities required to perform the services under this Agreement. The Consultant further agrees to provide workers' compensation insurance for the Consultant's employees and agents and agrees to hold harmless and indemnify the Client for any and all claims arising out of any injury, disability, or death of any of the Consultant's employees or agents.

         SECTION 6. RESPONSIBILITIES OF THE CLIENT. The Client agrees to comply with all reasonable requests of the Consultant necessary to the performance of the Consultant's duties under this Agreement if requested by the Consultant. The Client agrees to furnish space on the Client's premises for use by the Consultant while performing the above-described services.

         SECTION 7. CONSULTANT'S EMPLOYEES. The Consultant may, at the Consultant's own expense, employ such assistants, consultants, employees, and other Consultants as the Consultant deems necessary to perform the services required of the Consultant by this Agreement, and the Client may not control, direct, or supervise them in the performance of those services.

         SECTION 8. LIABILITY. The Client will not be liable to the Consultant, or to anyone who may claim any right due to a relationship with the Consultant, for any acts or omissions in the performance of services under the terms of this Agreement or on the part of the employees or agents of the Client unless such acts or omissions are due to willful misconduct.

         SECTION 9.  CONFIDENTIALITY.

The Consultant agrees that:

         a.) all knowledge and information that the Consultant may receive from the Client in any manner whatsoever relating to inventions, products, processes, machinery, apparatus, prices, customer lists, discounts, costs, business affairs, future plans, or technical data that belong to the Client and

         b.) all information provided by the Consultant to the Client in reports, together with any other information acquired as a direct result of the Agreement, shall for all time and for all purposes be


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         regarded by the Consultant as strictly confidential and held by the
         Consultant in confidence and solely for the Clients' benefit and use. Such knowledge and information shall not be used by the Consultant nor disclosed by the Consultant to any party whatsoever except to the Client or with the Client's prior written permission.

         SECTION 10. INDEMNITY. The Consultant will indemnify and hold the Client free and harmless from any obligations, debts, suits, costs, claims, judgments, liabilities, attorneys' fees, liens and attachments arising from, growing out of, or in any way connected with the services rendered under the terms of this Agreement.

         SECTION 11. TERMINATION OF AGREEMENT. Either party may terminate this Agreement at any time by giving thirty (30) days written notice to the other party. Further, this Agreement shall terminate upon the occurrence of any of the following events:

         a.   Bankruptcy or insolvency of either party.
         b.   Death of either party (if the party is an individual).
         c.   Breach of a substantial nature of any provision of this Agreement.

In the event of early termination of this agreement by either party for any reason, the Client will remain obligated to pay the Consultant 3% of its gross licensing revenue for 2002, as described above in Section 2.

         SECTION 12. EFFECT OF PARTIAL INVALIDITY. The invalidity of any portion of this Agreement shall not affect the validity of any other provision. In the event that any provision of this Agreement is held to be invalid, the parties agree that the remaining provisions shall remain in full force and effect.

         SECTION 13. ENTIRE AGREEMENT. This Agreement contains the complete Agreement between the parties and shall supersede all other agreements, either oral or written, between the parties. The parties stipulate that neither of them has made any representations except as are specifically set forth in this Agreement and each of the parties acknowledges that they have relied on their own judgment in entering into this Agreement.

         SECTION 14. ASSIGNMENT. Neither party to this Agreement may assign their rights under this Agreement unless the other party so consents to the assignment in writing.

         SECTION 15. NOTICES. All notices, requests, demands, and other communications shall be in writing and shall be given by registered or certified mail, postage prepaid, to the addresses shown on the first page of this Agreement, or to such subsequent addresses as the parties shall so designate in writing.

         SECTION 16. ARBITRATION. Any controversy or claim arising out of this Agreement, or the breach of this Agreement shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered by the Arbitrator may be entered in any court having jurisdiction.


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         SECTION 17. ATTORNEY'S FEES. If any action at law or in equity, including an action for declaratory relief, is brought to enforce or interpret the provisions of this Agreement, the prevailing party will be entitled to reasonable attorney's fees as determined by the court in the same action.

         SECTION 18. AMENDMENT. Any modification, amendment or change of this Agreement will be effective only if it is in a writing signed by both parties.

         SECTION 19. GOVERNING LAW. This Agreement, and all transactions contemplated by this Agreement, shall be governed by, construed, and enforced in accordance with the laws of the State of California.

         SECTION 20. HEADINGS. The titles to the paragraphs of this Agreement are solely for the convenience of the parties and shall not affect in any way the meaning or interpretation of this Agreement.

         IN WITNESS WHEREOF, the parties have executed this Agreement on this first day of November, 2001.

CONSULTANT:                                   CLIENT:

/S/ CHRIS DEMOULIN                            /S/ KLAUS MOELLER
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Chris DeMoulin Associates, Inc.               Genius Products, Inc.

By:    CHRIS DEMOULIN                         By:     K. MOELLER
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Its:     PRESIDENT                            Its:    CEO
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